Exhibit 99.1
LETTER TO DIGITAL ANGEL STOCKHOLDERS
FROM CEO JOSEPH J. GRILLO PRE-ANNOUNCING 2008 REVENUES
SO. ST. PAUL, MN (January 29, 2009) — The following is a letter to the stockholders of Digital Angel Corporation (NASDAQ:DIGA) from CEO Joseph J. Grillo:
Dear Digital Angel Stockholder:
We thought that this would be a good time to announce our expected revenue for 2008. We won’t be holding our fiscal year 2008 conference call until around March 12, but we wanted to keep you updated with information that we already know. Keep in mind that the numbers in this letter have not been audited yet.
Total revenues for 2008 were approximately $78 million, with about $39 million from Animal ID and about $39 million from Emergency ID. This compares to 2007 total revenues of $78 million, with approximately $44 million attributable to Animal ID and $34 million to Emergency ID. These 2007 revenue figures do not include various discontinued businesses that we owned in 2007 and that were divested in 2008.
First, it’s worth noting how these two businesses provide us with some diversification, given the different market dynamics that operate in the two markets. We are disappointed in the flat revenue result for 2008, as at the beginning of last year we had hoped for more overall growth. But as we now know there was a worldwide business cycle slowdown throughout 2008, accelerating in the fall to a profound recession. In many ways we are fortunate to have flat revenues in an environment like that, even though we are determined to provide growth in the future instead of simple maintenance. In that vein, there are a number of reasons to be excited about 2009.
As you know, our top line in 2008, on the Destron Fearing Animal ID side, was negatively affected by high feed and other costs for livestock, as well as an inventory overstock situation with our U.S. pet chip partner, Schering-Plough.
On the Emergency ID side, the second half of 2008 brought a sharply adverse move in the dollar-pound exchange rate, which caused a roughly 30% decline in the value of the pound, causing our largely pound-denominated sales to be much lower as we report in dollars — even though in units, sales were up. On a strictly UK, non-GAAP basis, our Emergency ID business grew from £17 million in 2007 to £21 million in 2008, or approximately 23%*. But the currency situation reduced the growth in US dollars by approximately $3 million in 2008**. In the future, to help you more clearly evaluate our progress, we will report other important metrics such as unit sales.
While we can’t yet be more specific regarding our cash flow from operations for 2008 until our auditors complete more work, I can say that there will be a considerable year-over-year improvement in that figure, and I believe that, looking forward, we will see continuation of this good progress and positive cash flow from operations on a run-rate basis during 2009.
As to the outlook for the current quarter, cattlemen and other livestock producers are operating now in a much more favorable cost environment, and we are having positive strategic discussions with our long-time partner Schering-Plough about our relationship, regardless of their overstock issue.

As to the UK-based Emergency ID business, we are seeing strong demand for GPS locator beacons across all our markets, driven by the government-mandated satellite frequency changeover / update program that requires replacement beacons. And of course we will be shipping the bulk of the large £4.5 million UK Ministry of Defense order for our SARBE Personal Emergency Locator Systems (PELS) in Q1 and Q2 2009.
We have also introduced some new products. Our technology investments should pay off with the market introductions of the innovative, distance-read r.Tag for livestock from Destron Fearing; the newest and smallest-ever Fastfind PLB (Personal Locator Beacon) from McMurdo, and new customer orders for the SARBE PELS systems following the lead set by the UK Ministry of Defense.
We think that 2009 is going to be a good year for each of our business segments, and we are off to a good start. Although 2008 was a challenging year for many reasons, we are stronger as a result. I thank you for your continued support, and look forward to speaking with you on the conference call in March.
Sincerely,
Joseph J. Grillo
President and Chief Executive Officer
Digital Angel Corporation
* Use of Non-GAAP Financial Measures
Above, the Company discusses Emergency ID revenues in British pound sterling, its functional currency, which is a non-GAAP financial measure. The Company has reported the amount and growth of its Emergency ID revenue in its functional currency in order to show investors the change in its revenue on a functional currency basis. The Company believes that reporting Emergency ID revenue in its functional currency assists investors with understanding the changes in its revenue and in comparing performance without the impact of the change in foreign currency ratios.
** Non-GAAP Financial Measure Reconciliation

Emergency ID 2008 revenues		£ 21,000,000
2008 average exchange rate	x	1.855

			$39,000,000
Emergency ID 2008 revenues		£ 21,000,000
2007 average exchange rate	x	2.000

			$42,000,000

			($3,000,000)

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the future of our business in current economic conditions, and the benefits of future product development. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com
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